UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 18, 2012

ONEBEACON INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1-33128	98-0503315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 Carlson Parkway

Minnetonka, Minnesota 55305

(Address of Principal Executive Offices) (Zip Code)

(952) 852-2431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 18, 2012, OneBeacon Insurance Group, Ltd. (the “Company”) announced that its subsidiary, OneBeacon Insurance Group LLC, has entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Trebuchet US Holdings, Inc. (“Trebuchet”), a wholly-owned subsidiary of Armour Group Holdings Limited (“Armour”), pursuant to which the Company will sell to Trebuchet the Company’s run-off business, which includes the results of the Company’s remaining non-specialty commercial lines business and certain other run-off business (the “Runoff Business”, the sale of which is referred to as the “Transaction”).  Pursuant to the Transaction, the Company will sell certain legal entities that will contain the assets, liabilities (including reported gross and ceded loss reserves of $2.2 billion and $1.9 billion, respectively, as of September 30, 2012), and capital supporting the business as well as certain elements of the Runoff Business infrastructure, including staff and office space.  The closing of the Transaction is subject to customary closing conditions, including the receipt of insurance regulatory approvals.  As part of the transaction, the Company may provide financing in the form of surplus notes.

The Company expects to record approximately $107 million of after tax losses from discontinued operations related to the Runoff Business in its third quarter financial statements, which includes $101 million related to the Transaction as well as $6 million of after tax losses due primarily to adverse prior year reserve development related to a legacy assumed reinsurance treaty. The impact of the Transaction will be further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 which is expected to be filed with the Securities and Exchange Commission on or about October 30, 2012.

The foregoing description of the terms and conditions of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated by reference herein.  The Stock Purchase Agreement is being included to provide information regarding its terms and is not intended to provide any other factual or disclosure information about the parties thereto. The Stock Purchase Agreement contains representations and warranties, which have been made solely for the benefit of the parties to the Stock Purchase Agreement and should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk among the parties if those statements prove to be inaccurate. Moreover, the representations, warranties, covenants and agreements stated in the Stock Purchase Agreement do not reflect exceptions thereto as may be set forth in certain schedules exchanged by the parties in connection with the entry into the Stock Purchase Agreement. Investors and securityholders should not rely on the representations, warranties, covenants and agreements contained in the Stock Purchase Agreement.  The representations and warranties were made only as of the date of the Stock Purchase Agreement or such other date or dates as may be specified in the Stock Purchase Agreement and are subject to more recent developments. Accordingly, the representations and warranties as set forth in the Stock Purchase Agreement alone may not describe the actual state of affairs as of the date they were made or at any other time.

ITEM 2.05                                       COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

The Company expects to record approximately $107 million of after tax losses from discontinued operations related to the Runoff Business in its third quarter financial statements, which includes $101 million related to the Transaction as well as $6 million of after tax losses due primarily to adverse prior year reserve development related to a legacy assumed reinsurance treaty, as described above under Item 1.01. Of the $107 million of after tax losses, approximately $6 million of pre-tax costs relates to cash costs associated with the Transaction, comprised primarily of outside experts’ and advisors’ fees.

ITEM 7.01                                       REGULATION FD DISCLOSURE

On October 18, 2012, the Company issued a press release announcing that it has agreed to sell the Runoff Business to Trebuchet. A copy of the press release announcing the transaction is furnished herewith as Exhibit 99.1.  Slides to be presented on a webcast regarding the Transaction are furnished herewith as Exhibit 99.2.

ITEM 9.01                                       FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit 2.1	Stock Purchase Agreement by and among the Company, OneBeacon Insurance Group LLC, Trebuchet and Armour Group Holdings Limited dated as of October 18, 2012

Exhibit 99.1	Press Release issued by the Company dated October 18, 2012

Exhibit 99.2	OneBeacon Insurance Group, Ltd. Slides for webcast dated October 18, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEBEACON INSURANCE GROUP, LTD.

Date: October 18, 2012
	By:	/s/ Jane E. Freedman
Jane E. Freedman, Secretary and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement by and among the Company, OneBeacon Insurance Group LLC, Trebuchet and Armour Group Holdings Limited dated as of October 18, 2012

99.1	Press Release issued by the Company dated October 18, 2012

99.2	OneBeacon Insurance Group, Ltd. Slides for webcast dated October 18, 2012